Exhibit 4.3*

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES LAWS. NO SALE OR DISPOSITION MAY BE EFFECTED WITHOUT (i) EFFECTIVE REGISTRATION STATEMENTS RELATED THERETO, (ii) AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATIONS ARE NOT REQUIRED, (iii) RECEIPT OF NO-ACTION LETTERS FROM THE APPROPRIATE GOVERNMENTAL AUTHORITIES, OR (iv) OTHERWISE COMPLYING WITH THE PROVISIONS OF SECTION 7 OF THIS WARRANT.

TOLERION, INC.

WARRANT TO PURCHASE 45,000 SHARES

OF SERIES A PREFERRED STOCK

THIS CERTIFIES THAT, for value received, GATX VENTURES, INC. and its assignees are entitled to subscribe for and purchase 45,000 shares of the fully paid and nonassessable Series A Preferred Stock (as adjusted pursuant to Section 4 hereof, the “Shares”) of TOLERION, INC., a Delaware corporation (the “Company”), at the price of $1.00 per share (such price and such other price as shall result, from time to time, from the adjustments specified in Section 4 hereof is herein referred to as the “Warrant Price”), subject to the provisions and upon the terms and conditions hereinafter set forth. As used herein, (a) the term “Series Preferred” shall mean the Company’s presently authorized Series A Preferred Stock, and any stock into or for which such Series A Preferred Stock may hereafter be converted or exchanged, and after the automatic conversion of the Series A Preferred Stock to Common Stock shall mean the Company’s Common Stock, (b) the term “Date of Grant” shall mean October 31, 2002, and (c) the term “Other Warrants” shall mean any other warrants issued by the Company in connection with the transaction with respect to which this Warrant was issued, and any warrant issued upon transfer or partial exercise of or in lieu of this Warrant. The term “Warrant” as used herein shall be deemed to include Other Warrants unless the context clearly requires otherwise.

1. Term. The purchase right represented by this Warrant is exercisable, in whole or in part, at any time and from time to time from the Date of Grant through the later of (i) ten (10) years after the Date of Grant or (ii) five (5) years after the closing of the Company’s initial public offering of its Common Stock (“IPO”) effected pursuant to a Registration Statement on Form S-l (or its successor) filed under the Securities Act of 1933, as amended (the “Act”).

2. Method of Exercise; Payment; Issuance of New Warrant. Subject to Section 1 hereof, the purchase right represented by this Warrant may be exercised by the holder hereof, in whole or in part and from time to time, at the election of the holder hereof, by (a) the surrender of this Warrant (with the notice of exercise substantially in the form attached hereto as Exhibit A-l duly completed and executed) at the principal office of the Company and by the payment to the Company, by certified or bank check, or by wire transfer to an account designated by the Company (a “Wire Transfer”) of an amount equal to the then applicable Warrant Price multiplied by the number of Shares then being purchased; (b) if in connection with a registered public offering of the Company’s

*	The Registrant is re-filing Exhibit 4.3 to the Registrant’s Form S-1 originally filed on January 9, 2008 to include all exhibits, schedules and appendices to this agreement. The Registrant has made no other changes to the previously filed agreement.

securities, the surrender of this Warrant (with the notice of exercise form attached hereto as Exhibit A-2 duly completed and executed) at the principal office of the Company together with notice of arrangements reasonably satisfactory to the Company for payment to the Company either by certified or bank check or by Wire Transfer from the proceeds of the sale of shares to be sold by the holder in such public offering of an amount equal to the then applicable Warrant Price per share multiplied by the number of Shares then being purchased; or (c) exercise of the “net issuance” right provided for in Section 10.2 hereof. The person or persons in whose name(s) any certificate(s) representing shares of Series Preferred shall be issuable upon exercise of this Warrant shall be deemed to have become the holder(s) of record of, and shall be treated for all purposes as the record holder(s) of, the shares represented thereby (and such shares shall be deemed to have been issued) immediately prior to the close of business on the date or dates upon which this Warrant is exercised. In the event of any exercise of the rights represented by this Warrant, certificates for the shares of stock so purchased shall be delivered to the holder hereof as soon as possible and in any event within thirty (30) days after such exercise and, unless this Warrant has been fully exercised or expired, a new Warrant representing the portion of the Shares, if any, with respect to which this Warrant shall not then have been exercised shall also be issued to the holder hereof as soon as possible and in any event within such thirty-day period; provided that at such time as the Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, if requested by the holder of this Warrant, the Company shall cause its transfer agent to deliver the certificate representing Shares issued upon exercise of this Warrant to a broker or other person (as directed by the holder exercising this Warrant) within the time period required to settle any trade made by the holder after exercise of this Warrant.

3. Stock Fully Paid; Reservation of Shares. All Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance pursuant to the terms and conditions herein, be fully paid and nonassessable, and free from all preemptive rights and taxes, liens and charges with respect to the issue thereof. During the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized, and reserved for the purpose of the issue upon exercise of the purchase rights evidenced by this Warrant, a sufficient number of shares of its Series Preferred to provide for the exercise of the rights represented by this Warrant and a sufficient number of shares of its Common Stock to provide for the conversion of the Series Preferred into Common Stock.

4. Adjustment of Warrant Price and Number of Shares. The number and kind of securities purchasable upon the exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

(a) Reclassification or Merger. In case of any reclassification or change of securities of the class issuable upon exercise of this Warrant (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or in case of any merger of the Company with or into another corporation (other than a merger with another corporation in which the Company is the acquiring and the surviving corporation and which does not result in any reclassification or change of outstanding securities issuable upon exercise of this Warrant), or in case of any sale of all or substantially all of the assets of the Company, the Company, or such successor or purchasing corporation, as the case may be, shall duly execute and deliver to the holder of this Warrant a new Warrant (in form and substance satisfactory to the holder of this Warrant), or the Company shall make appropriate provision without the issuance of a new Warrant, so that the holder of this Warrant shall have the right to receive upon exercise of this Warrant, at a total purchase price not to exceed that payable upon the exercise of the unexercised portion of this Warrant, and in lieu of the shares of Series Preferred theretofore issuable upon exercise of this Warrant, (i) the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, change, merger or sale by a holder of the number of shares of Series Preferred then purchasable under this Warrant, or (ii) in the case of such a merger or sale in which the consideration paid consists all or in part of assets other than securities of the successor or purchasing corporation, at the option of the holder of this Warrant, the securities of the successor or purchasing corporation having a value at the time of the transaction equivalent to the value of the Series Preferred purchasable upon exercise of this Warrant at the time of the transaction. Any new Warrant shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 4. The provisions of this Section 4(a) shall similarly apply to successive reclassifications, changes, mergers and sales.

(b) Subdivision or Combination of Shares. If the Company at any time while this Warrant remains outstanding and unexpired shall subdivide or combine its outstanding shares of Series Preferred, the Warrant Price shall be proportionately decreased and the number of Shares issuable hereunder shall be proportionately increased in the case of a subdivision and the Warrant Price shall be proportionately increased and the number of Shares issuable hereunder shall be proportionately decreased in the case of a combination.

(c) Stock Dividends and Other Distributions. If the Company at any time while this Warrant is outstanding and unexpired shall (i) pay a dividend with respect to Series Preferred payable in Series Preferred, then the Warrant Price shall be adjusted, from and after the date of determination of shareholders entitled to receive such dividend or distribution, to that price determined by multiplying the Warrant Price in effect immediately prior to such date of determination by a fraction (A) the numerator of which shall be the total number of shares of Series Preferred outstanding immediately prior to such dividend or distribution, and (B) the denominator of which shall be the total number of shares of Series Preferred outstanding immediately after such dividend or distribution; or (ii) make any other distribution with respect to Series Preferred (except any distribution specifically provided for in Sections 4(a) and 4(b)), then, in each such case, provision shall be made by the Company such that the holder of this Warrant shall receive upon exercise of this Warrant a proportionate share of any such dividend or distribution as though it were the holder of the Series Preferred (or Common Stock issuable upon conversion thereof) as of the record date fixed for the determination of the shareholders of the Company entitled to receive such dividend or distribution.

(d) Adjustment of Number of Shares. Upon each adjustment in the Warrant Price, the number of Shares of Series Preferred purchasable hereunder shall be adjusted, to the nearest whole share, to the product obtained by multiplying the number of Shares purchasable immediately prior to such adjustment in the Warrant Price by a fraction, the numerator of which shall be the Warrant Price immediately prior to such adjustment and the denominator of which shall be the Warrant Price immediately thereafter.

(e) Antidilution Rights. The other antidilution rights applicable to the Shares of Series Preferred purchasable hereunder are set forth in the Company’s Certificate of Incorporation, as amended through the Date of Grant, a true and complete copy of which is attached hereto as Exhibit B (the “Charter”). Such antidilution rights shall not be restated, amended, modified or waived in any manner that is adverse to the holder hereof without such holder’s prior written consent unless such restatement, amendment, modification or waiver affects the holder in the same manner as it affects all other holders of Series Preferred. The Company shall promptly provide the holder hereof with any restatement, amendment, modification or waiver of the Charter promptly after the same has been made.

5. Notice of Adjustments. Whenever the Warrant Price or the number of Shares purchasable hereunder shall be adjusted pursuant to Section 4 hereof, the Company provide written notice to the holder setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Warrant Price and the number of Shares purchasable hereunder after giving effect to such adjustment, and shall cause copies of such certificate to be mailed (without regard to Section 13 hereof, by first class mail, postage prepaid) to the holder of this Warrant. In addition, whenever the conversion price or conversion ratio of the Series Preferred shall be adjusted, the Company shall provide written notice to the holder setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the conversion price or ratio of the Series Preferred after giving effect to such adjustment, and shall cause copies of such certificate to be mailed (without regard to Section 13 hereof, by first class mail, postage prepaid) to the holder of this Warrant.

6. Fractional Shares. No fractional shares of Series Preferred will be issued in connection with any exercise hereunder, but in lieu of such fractional shares the Company shall make a cash payment therefor based on the fair market value of the Series Preferred on the date of exercise as reasonably determined in good faith by the Company’s Board of Directors.

7. Compliance with Act; Disposition of Warrant or Shares of Series Preferred.

(a) Compliance with Act. The holder of this Warrant, by acceptance hereof, agrees that this Warrant, and the shares of Series Preferred to be issued upon exercise hereof and any Common Stock issued upon conversion thereof are being acquired for investment and that such holder will not offer, sell or otherwise dispose of this Warrant, or any shares of Series Preferred to be issued upon exercise hereof or any Common Stock issued upon conversion thereof except under circumstances which will not result in a violation of the Act or any applicable state securities laws. Upon exercise of this Warrant, unless the Shares being acquired are registered under the Act and any applicable state securities laws or an exemption from such registration is available, the holder hereof shall confirm in writing that the shares of Series Preferred so purchased (and any shares of Common Stock issued upon conversion thereof) are being acquired for investment and not with a view toward distribution or resale in violation of the Act and shall confirm such other matters related thereto as may be reasonably requested by the Company. This Warrant and all shares of Series Preferred issued upon exercise of this Warrant and all shares of Common Stock issued upon conversion thereof (unless registered under the Act and any applicable state securities laws) shall be stamped or imprinted with a legend in substantially the following form:

“THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. NO SALE OR DISPOSITION MAY BE EFFECTED WITHOUT (i) EFFECTIVE REGISTRATION STATEMENTS RELATED THERETO, (ii) AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATIONS ARE NOT REQUIRED, (iii) RECEIPT OF NO-ACTION LETTERS FROM THE APPROPRIATE GOVERNMENTAL AUTHORITIES, OR (iv) OTHERWISE COMPLYING WITH THE PROVISIONS OF SECTION 7 OF THE WARRANT UNDER WHICH THESE SECURITIES WERE ISSUED, DIRECTLY OR INDIRECTLY.”

Said legend shall be removed by the Company, upon the request of a holder, at such time as the restrictions on the transfer of the applicable security shall have terminated. In addition, in connection with the issuance of this Warrant, the holder specifically represents to the Company by acceptance of this Warrant as follows:

(1) The holder is aware of the Company’s business affairs and financial condition, and has acquired information about the Company sufficient to reach an informed and knowledgeable decision to acquire this Warrant. The holder is acquiring this Warrant for its own account for investment purposes only and not with a view to, or for the resale in connection with, any “distribution” thereof in violation of the Act.

(2) The holder understands that this Warrant has not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the holder’s investment intent as expressed herein.

(3) The holder further understands that this Warrant must be held indefinitely unless subsequently registered under the Act and qualified under any applicable state securities laws, or unless exemptions from registration and qualification are otherwise available. The holder is aware of the provisions of Rule 144, promulgated under the Act.

(4) The holder is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Act.

(b) Disposition of Warrant or Shares. With respect to any offer, sale or other disposition of this Warrant or any shares of Series Preferred acquired pursuant to the exercise of this Warrant prior to registration of such Warrant or shares, the holder hereof agrees to give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of such holder’s counsel, or other evidence, if reasonably satisfactory to the Company, to the effect that such offer, sale or other disposition may be effected without registration or qualification (under the Act as then in effect or any federal or state securities law then in effect) of this Warrant or such shares of Series Preferred or Common Stock and indicating whether or not under the Act certificates for this Warrant or such shares of Series Preferred to be sold or otherwise disposed of require any restrictive legend as to applicable restrictions on transferability in order to ensure compliance with such law. Upon receiving such written notice and reasonably satisfactory opinion or other evidence, the Company, as promptly as practicable but no later than fifteen (15) days after receipt of the written notice, shall notify such holder that such holder may sell or otherwise dispose of this Warrant or such shares of Series Preferred or Common Stock, all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Section 7(b) that the opinion of counsel for the holder or other evidence is not reasonably satisfactory to the Company, the Company shall so notify the holder promptly with details thereof after such determination has been made. Notwithstanding the foregoing, this Warrant or such shares of Series Preferred or Common Stock may, as to such federal laws, be offered, sold or otherwise disposed of in accordance with Rule 144 or 144A under the Act, provided that the Company shall have been furnished with such information as the Company may reasonably request to provide a reasonable assurance that the provisions of Rule 144 or 144A have been satisfied. Each certificate representing this Warrant or the shares of Series Preferred thus transferred (except a transfer pursuant to Rule 144 or 144A) shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with such laws, unless in the aforesaid opinion of counsel for the holder, such legend is not required in order to ensure compliance with such laws. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.

(c) Applicability of Restrictions. Neither any restrictions of any legend described in this Warrant nor the requirements of Section 7(b) above shall apply to any transfer of, or grant of a security interest in, this Warrant (or the Series Preferred or Common Stock obtainable upon exercise hereof or thereof) or any part hereof (i) to a partner of the holder if the holder is a partnership or to a member of the holder if the holder is a limited liability company, (ii) to a partnership of which the holder is a partner or to a limited liability company of which the holder is a member, or (iii) to any affiliate of the holder if the holder is a corporation; provided that in any such transfer, if applicable, the transferee shall on the Company’s request agree in writing to be bound by the terms of this Warrant as if an original holder hereof.

8. Rights as Shareholders; Information. No holder of this Warrant, as such, shall be entitled to vote or receive dividends or be deemed the holder of Series Preferred or any other securities of the Company which may at any time be issuable upon the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the holder of this Warrant, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until this Warrant shall have been exercised and the Shares purchasable upon the exercise hereof shall have become deliverable, as provided herein. Notwithstanding the foregoing, the Company will transmit to the holder of this Warrant such statements and notices sent to or made available generally by the Company to the holders of Series Preferred concurrently with the distribution thereof to such holders.

9. Registration Rights. The holder of this Warrant is hereby granted the rights, and assumes the obligations imposed, pursuant to Section 1 of that certain Amended and Restated Investor Rights Agreement dated as of July 31, 2002, by and among the Company and the investors named therein (the “Rights Agreement”), as if the holder of this Warrant were a “Holder” as such term is defined in the Rights Agreement and as if the Series Preferred issuable upon exercise of this Warrant were shares of “Preferred Stock” as such term is defined in the Rights Agreement; provided that:

(1) The holder of this Warrant may include its Registrable Securities (as defined in the Rights Agreement) in any registration filed under Section 1.2 of the Rights Agreement only to the extent that the inclusion of its securities will not reduce the amount of Registrable Securities of the other Holders to be included therein;

(2) The holder of this Warrant may demand registration pursuant to Section 1 of the Rights Agreement only if such registration could not result in such registration statement being declared effective prior to the earlier of either the dates set forth in Section 1.2(a) of the Rights Agreement or within 120 days after the effective date of any registration effected pursuant to Section 1.2 of the Rights Agreement; and

(3) The registration rights granted to the holder of this Warrant are assignable by the holder as set forth in Section 1.11 of the Rights Agreement except that the requirement that an assignee receive from a transferring Holder at least 100,000 Registrable Securities shall not apply. With respect to all of the securities covered by the registration rights granted to the holder of this Warrant, if there shall at any time be more than one holder entitled to such rights, all such holders shall have a single attorney-in-fact for purposes of exercising any rights, receiving any notices or taking any action under Section 1 of the Rights Agreement.

10. Additional Rights.

10.1 Acquisition Transactions. The Company shall provide the holder of this Warrant with at least twenty (20) days’ written notice prior to closing thereof of the terms and conditions of any of the following transactions (to the extent the Company has notice thereof): (i) the sale, lease, exchange, conveyance or other disposition of all or substantially all of the Company’s property or business, or (ii) its merger into or consolidation with any other corporation (other than a wholly-owned subsidiary of the Company), or any transaction (including a merger or other reorganization) or series of related transactions, in which more than fifty percent (50%) of the voting power of the Company is disposed of.

10.2 Right to Convert Warrant into Stock: Net Issuance.

(a) Right to Convert. In addition to and without limiting the rights of the holder under the terms of this Warrant, the holder shall have the right to convert this Warrant or any portion thereof (the “Conversion Right”) into shares of Series Preferred as provided in this Section 10.2 at any time or from time to time during the term of this Warrant. Upon exercise of the Conversion Right with respect to a particular number of shares subject to this Warrant (the “Converted Warrant Shares”), the Company shall deliver to the holder (without payment by the holder of any exercise price or any cash or other consideration) that number of shares of fully paid and nonassessable Series Preferred as is determined according to the following formula:

X =	B - A
Y

Where:	X =	the number of shares of Series Preferred that shall be issued to holder

	Y =	the fair market value of one share of Series Preferred

	A =	the aggregate Warrant Price of the specified number of Converted Warrant Shares immediately prior to the exercise of the Conversion Right (i.e., the number of Converted Warrant Shares multiplied by the Warrant Price)

	B =	the aggregate fair market value of the specified number of Converted Warrant Shares (i.e., the number of Converted Warrant Shares multiplied by the fair market value of one Converted Warrant Share)

No fractional shares shall be issuable upon exercise of the Conversion Right, and, if the number of shares to be issued determined in accordance with the foregoing formula is other than a whole number, the Company shall pay to the holder an amount in cash equal to the fair market value of the resulting fractional share on the Conversion Date (as hereinafter defined). For purposes of Section 10 of this Warrant, shares issued pursuant to the Conversion Right shall be treated as if they were issued upon the exercise of this Warrant.

(b) Method of Exercise. The Conversion Right may be exercised by the holder by the surrender of this Warrant at the principal office of the Company together with a written statement (which may be in the form of Exhibit A-l or Exhibit A-2 hereto) specifying that the holder thereby intends to exercise the Conversion Right and indicating the number of shares subject to this Warrant which are being surrendered (referred to in Section 10.2(a) hereof as the Converted Warrant Shares) in exercise of the Conversion Right. Such conversion shall be effective upon receipt by the Company of this Warrant together with the aforesaid written statement, or on such later date as is specified therein (the “Conversion Date”), and, at the election of the holder hereof, may be made contingent upon the closing of the sale of the Company’s Common Stock to the public in a public offering pursuant to a Registration Statement under the Act (a “Public Offering”). Certificates for the shares issuable upon exercise of the Conversion Right and, if applicable, a new warrant evidencing the balance of the shares remaining subject to this Warrant, shall be issued as of the Conversion Date and shall be delivered to the holder within thirty (30) days following the Conversion Date.

(c) Determination of Fair Market Value. For purposes of this Section 10.2, “fair market value” of a share of Series Preferred (or Common Stock if the Series Preferred has been automatically converted into Common Stock) as of a particular date (the “Determination Date”) shall mean:

(i) If the Conversion Right is exercised in connection with and contingent upon a Public Offering, and if the Company’s Registration Statement relating to such Public

Offering (“Registration Statement”) has been declared effective by the Securities and Exchange Commission, then the initial “Price to Public” specified in the final prospectus with respect to such offering.

(ii) If the Conversion Right is not exercised in connection with and contingent upon a Public Offering, then as follows:

(A) If traded on a securities exchange, the fair market value of the Common Stock shall be deemed to be the average of the closing prices of the Common Stock on such exchange over the five trading days immediately prior to the Determination Date, and the fair market value of the Series Preferred shall be deemed to be such fair market value of the Common Stock multiplied by the number of shares of Common Stock into which each share of Series Preferred is then convertible;

(B) If traded on the Nasdaq Stock Market or other over-the-counter system, the fair market value of the Common Stock shall be deemed to be the average of the closing bid prices of the Common Stock over the five trading days immediately prior to the Determination Date, and the fair market value of the Series Preferred shall be deemed to be such fair market value of the Common Stock multiplied by the number of shares of Common Stock into which each share of Series Preferred is then convertible; and

(C) If there is no public market for the Common Stock, then fair market value shall be determined by mutual agreement of the holder of this Warrant and the Company.

In making a determination under clauses (A) or (B) above, if on the Determination Date, five trading days had not passed since the IPO, then the fair market value of the Common Stock shall be the average closing prices or closing bid prices, as applicable, for the shorter period beginning on and including the date of the IPO and ending on the trading day prior to the Determination Date (or if such period includes only one trading day the closing price or closing bid price, as applicable, for such trading day). If closing prices or closing bid prices are no longer reported by a securities exchange or other trading system, the closing price or closing bid price shall be that which is reported by such securities exchange or other trading system at 4:00 p.m. New York City time on the applicable trading day.

10.3 Exercise Prior to Expiration. To the extent this Warrant is not previously exercised as to all of the Shares subject hereto, and if the fair market value of one share of the Series Preferred is greater than the Warrant Price then in effect, this Warrant shall be deemed automatically exercised pursuant to Section 10.2 above (even if not surrendered) immediately before its expiration. For purposes of such automatic exercise, the fair market value of one share of the Series Preferred upon such expiration shall be determined pursuant to Section 10.2(c). To the extent this Warrant or any portion thereof is deemed automatically exercised pursuant to this Section 10.3, the Company agrees to promptly notify the holder hereof of the number of Shares, if any, the holder hereof is to receive by reason of such automatic exercise.

11. Representations and Warranties. The Company represents and warrants to the holder of this Warrant as follows:

(a) This Warrant has been duly authorized and executed by the Company and is a valid and binding obligation of the Company enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and the rules of law or principles at equity governing specific performance, injunctive relief and other equitable remedies.

(b) The Shares have been duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable and free from preemptive rights.

(c) The rights, preferences, privileges and restrictions granted to or imposed upon the Series Preferred and the holders thereof are as set forth in the Charter, and on the Date of Grant, each share of the Series Preferred represented by this Warrant is convertible into one share of Common Stock.

(d) The shares of Common Stock issuable upon conversion of the Shares have been duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms of the Charter will be validly issued, fully paid and nonassessable.

(e) The execution and delivery of this Warrant are not, and the issuance of the Shares upon exercise of this Warrant in accordance with the terms hereof will not be, inconsistent with the Company’s Charter or by-laws, do not and will not contravene any law, governmental rule or regulation, judgment or order applicable to the Company, and do not and will not conflict with or contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument of which the Company is a party or by which it is bound or require the consent or approval of, the giving of notice to, the registration or filing with or the taking of any action in respect of or by, any Federal, state or local government authority or agency or other person, except for the filing of notices pursuant to federal and state securities laws, which filings will be effected by the time required thereby.

(f) There are no actions, suits, audits, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company in any court or before any governmental commission, board or authority which, if adversely determined, could have a material adverse effect on the ability of the Company to perform its obligations under this Warrant.

(g) The number of shares of Common Stock of the Company outstanding on the date hereof, on a fully diluted basis (assuming the conversion of all outstanding convertible securities and the exercise of all outstanding options and warrants), does not exceed 19,550,000 shares.

12. Modification and Waiver. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.

13. Notices. Any notice, request, communication or other document required or permitted to be given or delivered to the holder hereof or the Company shall be delivered, or shall be sent by certified or registered mail, postage prepaid, to each such holder at its address as shown on the books of the Company or to the Company at the address indicated therefor on the signature page of this Warrant.

14. Binding Effect on Successors. This Warrant shall be binding upon any corporation succeeding the Company by merger, consolidation or acquisition of all or substantially all of the Company’s assets, and all of the obligations of the Company relating to the Series Preferred issuable upon the exercise or conversion of this Warrant shall survive the exercise, conversion and termination of this Warrant and all of the covenants and agreements of the Company shall inure to the benefit of the successors and assigns of the holder hereof.

15. Lost Warrants or Stock Certificates. The Company covenants to the holder hereof that, upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant or any stock certificate and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant or stock certificate, the Company will make and deliver a new Warrant or stock certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant or stock certificate.

16. Descriptive Headings. The descriptive headings of the various Sections of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. The language in this Warrant shall be construed as to its fair meaning without regard to which party drafted this Warrant.

17. Governing Law. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California.

18. Survival of Representations, Warranties and Agreements. All representations and warranties of the Company and the holder hereof contained herein shall survive the Date of Grant, the exercise or conversion of this Warrant (or any part hereof) or the termination or expiration of rights hereunder. All agreements of the Company and the holder hereof contained herein shall survive indefinitely until, by their respective terms, they are no longer operative.

19. Remedies. In case any one or more of the covenants and agreements contained in this Warrant shall have been breached, the holders hereof (in the case of a breach by the Company), or the Company (in the case of a breach by a holder), may proceed to protect and enforce their or its rights either by suit in equity and/or by action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Warrant.

20. No Impairment of Rights. The Company will not, by amendment of its Charterer through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Warrant against impairment.

21. Severability. The invalidity or unenforceability of any provision of this Warrant in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction, or affect any other provision of this Warrant, which shall remain in full force and effect.

22. Recovery of Litigation Costs. If any legal action or other proceeding is brought for the enforcement of this Warrant, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Warrant, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

23. Entire Agreement; Modification. This Warrant constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and undertakings of the parties, whether oral or written, with respect to such subject matter.

[Remainder of page intentionally left blank.]

The Company has caused this Warrant to be duly executed and delivered as of the Date of Grant specified above.

TOLE RION, INC.

By	/s/ John P. Walker
Title	Chairman – CEO
Address:	3430 West Bayshore Road Palo Alto, CA 94303

EXHIBIT A-l

NOTICE OF EXERCISE

To: TOLERION. INC. (the “Company”)

1. The undersigned hereby:

☐	elects to purchase shares of [Series A Preferred Stock] [Common Stock] of the Company pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full, or

☐	elects to exercise its net issuance rights pursuant to Section 10.2 of the attached Warrant with respect to Shares of [Series A Preferred Stock] [Common Stock].

2. Please issue a certificate or certificates representing                      shares in the name of the undersigned or in such other name or names as are specified below:

(Name)

(Address)

3. The undersigned represents that the aforesaid shares are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares, all except as in compliance with applicable securities laws.

(Signature)

(Date)

EXHIBIT A-2

NOTICE OF EXERCISE

To: TOLERION, INC. (the “Company”)

1. Contingent upon and effective immediately prior to the closing (the “Closing”) of the Company’s public offering contemplated by the Registration Statement on Form S    , filed                     ,         , the undersigned hereby:

☐ elects to purchase                      shares of [Series A Preferred Stock] [Common Stock] of the Company (or such lesser number of shares as may be sold on behalf of the undersigned at the Closing) pursuant to the terms of the attached Warrant, or

☐ elects to exercise its net issuance rights pursuant to Section 10.2 of the attached Warrant with respect to                      Shares of [Series A Preferred Stock] [Common Stock].

2. Please deliver to the custodian for the selling shareholders a stock certificate representing such                      shares.

3. The undersigned has instructed the custodian for the selling shareholders to deliver to the Company $                     or, if less, the net proceeds due the undersigned from the sale of shares in the aforesaid public offering. If such net proceeds are less than the purchase price for such shares, the undersigned agrees to deliver the difference to the Company prior to the Closing.

(Signature)

(Date)

EXHIBIT B

CHARTER

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF CORRECTION OF “TOLERION, INC.”, FILED IN THIS OFFICE ON THE TWENTY-THIRD DAY OF OCTOBER, A.D. 2002, AT 9 O’CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

/s/ Harriet Smith Windsor
Harriet Smith Windsor, Secretary of State
3313381 8100	AUTHENTICATION: 2052992

020657230	DATE: 10-24-02

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 10/23/2002
020657230 – 3313381

CERTIFICATE OF CORRECTION

OF

RESTATED CERTIFICATE OF INCORPORATION

filed on 07/31/2002

OF

TOLERION, INC.

Alan C. Mendelson, for and on behalf of Tolerion, Inc., a Delaware corporation (the “Company”), hereby certifies as follows:

1.	The name of the corporation is Tolerion, Inc.

2.	The original Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on December 6, 2000 at which time the name of the corporation was SunVax, Inc.

3.	A Certificate of Amendment of the Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on April 5, 2002.

4.	A Restated Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on April 23, 2002.

5.	A Restated Certificate of Incorporation (the “Restated Certificate”) of the Company was filed with the Secretary of State of the State of Delaware on July 31, 2002, and said Restated Certificate requires correction as permitted by Section 103(f) of the General Corporation Law of the State of Delaware.

6.	The following language was erroneously included in ARTICLE IV, Section A of the Restated Certificate and should be, and hereby is, deleted because the “Reverse Split” discussed therein was effected upon the filing of the Restated Certificate of Incorporation of the Company with the Secretary of State of the Slate of Delaware on April 23, 2002:

“Immediately upon the filing of this Certificate with the Secretary of State of the State of Delaware, each share of the Company’s Common Stock outstanding immediately prior to such filing shall be automatically split to constitute 0.2366 of one share of the Company’s Common Stock. The split of outstanding shares of Common Stock effected by the foregoing sentence of this Section A shall be referred to as the “Reverse Split.”

The Reverse Split shall occur without any further action on the part of the Company or the holder thereof and whether or not certificates representing such holder’s shares prior to the Reverse Split are surrendered for cancellation.

No fractional interest in a share of Common Stock shall be deliverable upon the Reverse Split. All shares of Common Stock (including fractions thereof) issuable upon the Reverse Split held by a holder prior to the Reverse Split shall be aggregated for purposes of determining whether the Reverse Split would result in the issuance of any fractional share. Any fractional share resulting from such aggregation of Common Stock upon the Reverse Split shall be rounded down to the nearest whole share of Common Stock if such fractional share is less than  1/2 of one share and shall be rounded up to the nearest whole share of Common Stock if such fractional share is equal to or greater than  1 /2 of one share. The Company shall not be obliged to issue certificates evidencing the shares of Common Stock outstanding as a result of the Reverse Split unless and until the certificates evidencing the shares held by a holder prior to the Reverse Split are either delivered to the Company or its transfer agent, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Immediately after the Reverse Split, the rights, preferences, privileges, restrictions and other matters related to the Common Stock are as set forth below in Section C.”

7.	That the Restated Certificate of Incorporation of the Company, as corrected, is set forth in its entirety as Exhibit A hereto.

[S1GNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Certificate of Correction to be signal by its Secretary as of October 23, 2002.

TOLERION, INC.

By:	/s/ Alan C. Mendelson
Alan C. Mendelson
Secretary

EXHIBIT A

RESTATED

CERTIFICATE OF INCORPORATION

OF

TOLERION, INC.

Tolerion, Inc. (the “Company”), formerly known as SunVax, Inc., organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies as follows:

I. The name of the Company is Tolerion, Inc.

II. The original Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on December 6, 2000.

III. A Certificate of Amendment of the Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on April 5, 2002.

IV. A Restated Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on April 23, 2002.

V. The Board of Directors of the Company, acting in accordance with Sections 141, 242 and 245 of the General Corporation Law of the State of Delaware, and the stockholders of the Company, acting in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware, duly adopted resolutions and declared the advisability of such resolutions to amend and restate the Certificate of Incorporation of the Company to read in its entirety as follows:

ARTICLE I.

The name of the corporation (hereinafter called the “Company”) is Tolerion, Inc.

ARTICLE II.

The address of the registered office of the Company in the State of Delaware is 15 East North Street, City of Dover, County of Kent, and the name of the registered agent of the Company in the State of Delaware at such address is Incorporating Services, Ltd.

ARTICLE III.

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV.

A. Classes of Stock. This Company is authorized to issue two classes of shares to be designated, respectively, Preferred Stock (“Preferred Stock”) and Common Stock (“Common Stock”). The total number of shares of capital stock that the Company is authorized to issue is 43,112,501 shares. 26,562,501 shares shall be Common Stock, par value $0.001 per share. 16,550,000 shares shall be Preferred Stock, par value $0.001 per share, of which 16,550,000 shares shall be designated Series A Preferred Stock (the “Series A Preferred Stock”).

B. Rights, Preferences, and Restrictions of Preferred Stock. The Preferred Stock authorized by this Restated Certificate of Incorporation may be issued from time to time in one or more classes or series. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock are set forth below in this Article IV(B). The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed under additional series or classes of Preferred Stock, and the number of shares constituting any such series or class and the designation thereof, or of any of them. Subject to compliance with the protective voting rights which have been granted in Section 6 of this Article IV(B) or may hereafter be granted to the Preferred Stock or series or class thereof in the Company’s Restated Certificate of Incorporation (“Protective Provisions”), but notwithstanding any other rights of the Preferred Stock or any series or class thereof, the rights, privileges, preferences and restrictions of any such additional series or class may be subordinated to, pari passu with (including without limitation, with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent) or senior to any present or future class or series of Preferred or Common Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series or class, prior or subsequent to the issue of that series or class, but not below the number of shares of such series or class then outstanding. In case the number of shares of any series or class shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series or class.

1. Dividend Provisions. Subject to the rights of series or classes of Preferred Stock which may from time to time come into existence pursuant to the then applicable Protective Provisions, the holders of shares of Series A Preferred Stock shall be entitled to receive noncumulative dividends, at the rate of eight percent (8%) of the Series A Original Issue Price (as defined below) per annum on each outstanding share of Series A Preferred Stock (as adjusted Air any stock splits, reverse splits, stock dividends, combinations, recapitalizations and the like with respect to such shares), out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock or other securities of the Company pursuant to an event causing the Conversion Price of the Preferred Stock to be adjusted pursuant to Section 4(d)(iii) hereof) on the Common Stock of the Company, when, as and if declared by the Board of Directors.

As to any additional declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock or other securities of the Company pursuant to an event causing the Conversion Price of the Preferred Stock to be adjusted pursuant to Section 4(d)(iii) hereof), outstanding shares of Series A Preferred Stock shall participate with shares of Common Stock, participating as though such shares of Series A Preferred Stock had all been converted into Common Stock.

2. Liquidation Preference.

a. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive, prior to and in preference to any distribution of any of the assets of the Company to the holders of any other class of capital stock by reason of their ownership thereof, an amount per share equal to the Liquidation Preference (as hereinafter defined) specified for each share of Series A Preferred Stock then held by them, plus any declared but unpaid dividends. The Liquidation Preference with respect to each share of Series A Preferred Stock shall mean $ 1.00 per share (the “Series A Original Issue Price”), as adjusted for stock splits, reverse split, stock dividends, combinations, recapitalizations and the like. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

b. Upon the completion of the distributions required by subparagraph (a) of this Section 2, any remaining assets shall be distributed ratably among the holders of Common Stock and the holders of Series A Preferred Stock as if the Series A Preferred Stock had been converted into Common Stock in accordance with Article IV(B)4.

c. A consolidation or merger of the Company with or into any other corporation or corporations that results in a change of greater than 50% of the voting control of the Company, or a sale, conveyance or disposition of all or substantially all of the assets of the Company or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of (a “Change of Control Transaction”), shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 2 unless holders of at least 66 2/3% of the then outstanding Series A Preferred Stock shall otherwise consent.

d. In any of the events specified in (c) above, if the consideration received by the Company is other than cash, its value will be deemed its fair market value. Any securities shall be valued at follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability;

(A) If traded on a securities exchange or the Nasdaq National Market System, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

(B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

(C) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Company and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock; provided, however, that if the Company and the holders of a majority of the then outstanding shares of Preferred Stock are unable to agree; then by independent appraisal by an investment bank selected by the Company and the holders of a majority of the then outstanding shares of Preferred Stock and paid for by the Company.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i) (A), (B) or (C) to reflect the approximate fair market value thereof, as mutually determined by the Company and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock; provided, however, that if the Company and the holders of a majority of the then outstanding shares of Preferred Stock are unable to agree, then by independent appraisal by an investment bank selected by the Company and the holders of a majority of the then outstanding shares of Preferred Stock and paid for by the Company.

(iii) In the event the requirements of Section 2 are not complied with, this Company shall forthwith either:

(A) cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with; or

(B) cancel such transaction, in which event the rights, preference, and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 2(d)(iv) hereof.

(iv) The Company shall give each holder of record of Preferred Stock written notice of such impending transaction not later than ten (10) business days prior to the stockholders’ meeting called to approve such transaction, or ten (10) business days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Company shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than ten (10) business days after the Company has given the first notice provided for herein or sooner than ten (10) business days after the Company has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

3. Redemption. The Preferred Stock is not redeemable.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

a. Right to Convert. Subject to Section 4(c), each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of this Company or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as it determined by dividing the Series A Original Issue Price, by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Series A Conversion Price per share shall be the Series A Original Issue Price; provided, however, that such Conversion Price shall be subject to adjustment as set forth in subsection 4(d).

b. Automatic Conversion. Each share of Preferred Stock shall automatically be convened into shares of Common Stock at the then-effective Conversion Price, upon the earlier of (i) the date specified by written consent or agreement of holders of at least 66  2/3% of the shares of Preferred Stock then outstanding, or (ii) immediately upon the closing of the sale of the Company’s Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the “Securities Act”) other than a registration relating solely to a transaction under Rule 145 under the Securities Act (or any successor thereto) or to an employee benefit plan of the Company, at a public offering price equal to or exceeding $5.00 per share of Common Stock (as adjusted for stock splits, reverse splits, stock dividends, combinations, recapitalizations and the like with respect to such shares) and which results in aggregate cash proceeds to the Company of $20,000,000 (net of underwriting discounts and commissions).

c. Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Company or of any transfer agent for the Preferred Stock, and shall give written notice to this Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. If the conversion is in connection with a Change of Control Transaction, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of the Change of Control Transaction, in which event (i) the holder shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such Change of Control Transaction and (ii) the holder shall be entitled to rescind such notice of conversion for five days after the giving of any notice of a material change in terms pursuant to Section 2(d)(iv).

d. Conversion Price Adjustments. For purposes of this Section 4(d), changes, to the Series A Conversion Price shall affect the conversion of the Series A Preferred Stock into Common Stock. The Series A Conversion Price shall be subject to equitable and proportional adjustment in the event of stock splits, reverse splits, stock dividends, combinations, recapitalizations and the like and subject to adjustment from time to time as follows:

(i) (A) In the event the Company at any time after the Original Issue Date (as hereinafter defined) shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(d)(i)(F)) without consideration or for a consideration per share less than the Series A Conversion Price, in effect on the date of and immediately prior to such issue, then and in such event, the Series A Conversion price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction (x) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue, plus (2) the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price in effect immediately prior to such issuance, and (y) the denominator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of such Additional Shares of Common Stock so issued, provided that for the purposes of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, i.e., all shares of Common Stock issuable upon the exercise, conversion or exchange of outstanding options, warrants, convertible securities and Series A Preferred Stock, shall be deemed to be outstanding, and immediately after any Additional Shares of Common Stock are deemed issued pursuant to Section 4(d)(i)(F) below, such Additional Shares of Common Stock shall be deemed to be outstanding.

(B) “Original Issue Date” shall mean, if for the Series A Preferred Stock the date upon which the first share of Series A Preferred Stock is first issued.

(C) No adjustment of the Conversion Price for the Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

(D) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this Company for any underwriting or otherwise in connection with the issuance and sale thereof.

(E) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of my accounting treatment

(F) In the event the Company at any time or from time to time after the Original Issue Date shall issue any options or convertible securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such options or convertible securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such options or, in the case of convertible securities and options for convertible securities or for Series A Preferred Stock, the conversion or exchange of such convertible securities or Series A Preferred Stock, than be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in the case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Share of Common Stock shall not be deemed to have been issued of purposes of an adjustment of the Series A Conversion Price, unless the consideration per share (determined pursuant to Sections 4(d)(i)(D) and (E) hereof) of such Additional Shares of Common Stock would be leas than the Series A Conversion Price, in effect on the date of and immediately prior to such issue, or such record date, as the case may be. and; provided further, that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(1) no further adjustment in the Series A Conversion Price shall be made upon the subsequent issue of convertible securities, Series A Preferred Stock or shares of Common Stock upon the exercise of such options or conversion or exchange of such convertible securities or Series A Preferred Stock;

(2) if such options or convertible securities by their terms provide with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or decrease or increase in me number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof the Series A Conversion Price, computed upon the original issue thereof (or upon the occurrence of a record dale with respect therein), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such options or the rights of conversion or exchange under such convertible securities (provided, however, that no such adjustment of the Series A Conversion Price, shall affect Common Stock previously issued upon conversion of the Series A Preferred Stock);

(3) upon the expiration of any such options or any rights of conversion or exchange under such convertible securities which shall not have been exercised, the Series A Conversion Price, computed upon (he original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustment* based thereon shall, upon such expiration, be recomputed as if:

a) in the case of convertible securities or options for Common Stock the only Additional Shares of Common Stock issued were the shares of Common Stock, if any. actually issued upon the exercise of such options or the conversion or exchange of such convertible securities and the consideration received therefor was the consideration actually received by the Company for the issue of such options, whether or not exercised, plus the consideration actually received by the Company upon such exercise ox for the issue of all such convertible securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

b) in the case of options for convertible securities or Series A Preferred Stock, only the convertible securities or Series A Preferred Stock, if any, actually issued upon the exercise thereof were issued at the time of issue of such options, and the consideration received by the Company for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Company for the issue of such options, whether or not exercised, plus the consideration deemed to have been received by the Company (determined pursuant to Sections 4(d)(i)(D) and (E) hereof) upon the issue of the convertible securities or Series A Preferred Stock, with respect to which such options were actually exercised;

(4) no readjustment pursuant to clause (2) or (3) above shall have the effect of increasing the Series A Conversion Price, to an amount which exceeds the lower of (i) the Series A Conversion Price, on the original adjustment date, or (ii) the Series A Conversion Price, that would have resulted from any issuance of Additional Sham of Common Stock between the original adjustment date and such readjustment date;

(5) in the case of any options which expire by their terms not shares more than thirty (30) days after the date of issue thereof, no adjustment of the Series A Conversion Price, shall be made until the expiration or exercise of all such options issued on the same date, whereupon such adjustment shall be made in the same manner provided in clause (3) above; and

(6) if such record date shall have been fixed and such options or convertible securities are not issued on the date fixed therefor, the adjustment previously made in the Series A Conversion Price, which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Series A Conversion Price, shall be adjusted pursuant to this Section 4(d)(i)(F) as of the actual date of their issuance.

(ii) “Additional Shares” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(d)(i)(F) by this Company after the Original Issue Date other than:

(A) up to 2,300,000 shares of Common Stock issuable or issued to employees, consultants rendering services to the Company or directors (if in transaction with primarily non-financing purposes) of this Company pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of the Company and the Compensation Committee thereof, if applicable;

(B) shares of Common Stock issued or issuable in connection with bona fide acquisitions, mergers, technology licenses or purchases, corporate partnering agreements or similar transactions, the terms of which are approved by the Bond of Directors of the Company;

(C) shares of Common Stock issued or issuable (i) in a public offering before or in connection with which all outstanding shafts of Preferred Stock will be converted to Common Stock or ((ii) upon exercise of warrants or rights granted to underwriters in connection with such a public offering;

(D) shares of Common Stock issued or issuable to financial institutions, landlords or lessors in connection with commercial credit agreements, real estate transactions, equipment financings or similar transactions;

(E) upon conversion of shares of Preferred Stock.

(iii) If the member of shares of Common Stock outstanding at any time after the Original Issue Date is increased or decreased as the result of stock splits, reverse splits, stock dividends, combinations, recapitalizations or the like with respect to the outstanding shares of Common Stock, then, following the record date of such stock split, reverse split, stock dividend, combination, recapitalization or the like, the Conversion Price of the Preferred Stock shall be appropriately adjusted so that the number of shares of Common Stock issuable upon conversion of each share of Preferred Stock shall be adjusted in proportion to such increase or decrease in outstanding shares of Common Stock.

e. Other Distributions. In the event this Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Company or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(i), then, in each such case for the purpose of this Section 4(d), the holders of the Preferred Stock shall be entitled to a proportionate share of any distribution as though they were the holders of the number of shares of Common Stock of the Company into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Company entitled to receive such distribution.

f. Recapitalization. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2, but including any Change of Control Transaction which the holders of 66  2/3% of the Series A Preferred Stock determine Shall not be treated as a liquidation) provision shall be made so that the holders, of Preferred Stock shall thereafter be entitled to receive upon conversion thereof the number of shares of stock or other securities or property of tie Company or Otherwise, to which a holder of Common Stock deliverable upon convention would have been entitled on such recapitalization, in any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of each series or class of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

g. No Impairment This Company will not, by amendment of its Restated Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such actions as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

h. No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock, and the number of shares of Common Stock to be issued that be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the lime converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

((ii)) Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Preferred Stock pursuant to this Section 4, this Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Company shall, upon the written request at any time of any bolder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (a) such adjustment and readjustment, (b) the Conversion Price for such Preferred Stock at the time in effect, and (c) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of the Preferred Stock.

i. Notices of Record Date. In the event of any taking by this Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any Other securities or property, or to receive any other right, this Company shall mail to each bolder of Preferred Stock, at least ten (10) business days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

j. Reservation of Stock Issuable Upon Conversion. This Company shall at all times reserve and keep available out of its authorized but unissued shares of Common stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of

Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate of Incorporation.

k. Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this Company.

5. Voting Rights. Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

The holders of the Preferred Stock shall vote together with the holders of the Common Stock on all matters, except that (i) only the holders of at least a majority of the then outstanding shares of Series A Preferred Stock shall be entitled to elect, voting together as a class, four (4) directors of the Company’s Board of Directors and shall not otherwise be permitted to vote with the Common Stock as to the election of directors (provided that if no shares of Series A Preferred Stock remain outstanding, then the holders of at least a majority of the then outstanding shares of Common Stock shall be entitled to elect, voting together as a class, such four (4) directors), (ii) only the holders of at least a majority of the then outstanding shares of Common Stock shall be entitled to elect, voting together as a class, two (2) directors of the Company’s Board of Directors and shall not otherwise be permitted to vote with the Preferred Stock as to the election of directors, and (in) the holders of at least a majority of the then outstanding shares of Preferred Stock and Common Stock shall be entitled to elect, voting together as a class, the remaining director or directors.

6. Protective Provisions. Subject to the rights of series or classes of Preferred Stock which may from time to time come into existence in accordance with the following Protective Provisions, this Company shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least 66  2/3% of the then outstanding shares of Series A Preferred Stock voting as a separate class:

a. sell, convey, or otherwise dispose of all or substantially all of its property or business or merge into or consolidate with any other company (other than a wholly-owned subsidiary company) or effect any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of, provided that this Section 6(a) shall not apply to a merger effected exclusively for the purpose of changing the domicile of the Company;

b. amend or modify the Restated Certificate of Incorporation or Bylaws of the Company;

c. amend or change the rights, preferences or privileges of the Series A Preferred Stock;

d. authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security, having a preference over, or being on a parity with, the Series A Preferred Stock with respect to voting, dividends or upon liquidation;

e. redeem, purchase or otherwise acquire (or pay into or set funds aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements under which the Company has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment;

f. increase or decrease the authorized Preferred Stock;

g. reclassify or recapitalize the capital stock of the Company;

h. effect the liquidation of the Company; or

i. issue (directly or pursuant to the exercise of any option) or authorize or reserve for issuance to employees, consultants and directors as equity incentive compensation in excess of 2,500,000 shares of Common Stock, whether or not pursuant to a benefit plan, and taking into account all such shares that have been so issued, authorized or reserved as of the dale of filing of this Restated Certificate of Incorporation.

In addition, the consent of 66  2/3 % of the Series A Preferred Stock, shall be required for any action that (i) adversely effects the rights, preferences or privileges of the Series A Preferred Stock in a manner different from that of other classes of Preferred Stock that might be created, (if) creates or is likely to create a conflict of interest between the Series A Preferred Stock and any other class of Preferred Stock that might be created, or (iii) creates a class or series of stock or any other securities convertible into equity securities of the Company having a preference over the Series A Preferred Stock.

7. Status of Converted Stock. In the event any shares of Preferred Stock shall be convened pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by the Company. The Restated Certificate of Incorporation of the Company shall be appropriately amended to effect the corresponding reduction in the Company’s authorized capital stock.

C. Common Stock.

1. Dividend Right. Subject to the prior rights of holder of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and at declared by the Board of Directors, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Company, the assets of the Company shall be distributed to the holders of the Common Stock as provided in Article IV(B)2.

3. Redemption. The Common Stock is not redeemable.

4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of try stockholders’ meeting in accordance with the Bylaws of the Company, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

ARTICLE V.

Except as otherwise provided in this Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Company.

ARTICLE VI.

The number of directors of the Company shall be such number as set forth in the Company’s Bylaws, as amended:

ARTICLE VII.

Elections of directors need not be by written ballot unless the Bylaws of the Company shall so provide.

ARTICLE VIII.

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Company may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such places or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Company.

ARTICLE IX.

The Company is to have perpetual existence.

ARTICLE X.

The Company reserves the right to amend, altar, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that any provision requiring the vote or consent of more than a majority of a class or series of shares shall not be amended unless such amendment shall have received the vote or consent of the requisite percentage of such class or series of shares originally required to give such vote or consent.

ARTICLE XI.

(A) Limitation of Directors’ and Officers’ Liability Indemnification.

(1) To the fullest extent permitted by the General Corporation Law as the same exists or may hereafter be amended, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article XI, nor the adoption of any provisions of this Restated Certificate of Incorporation inconsistent with this Article XI, shall eliminate or reduce the effect of this Article XI in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article XI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

(2) To the fullest extent permitted by applicable law, this Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and other agents of this Company (and any other persons to which Delaware law permits this Company to provide indemnification), through Bylaw provisions, agreements with any such director, officer, employee or other agent or other person, vote of stockholders or disinterested directors, or otherwise, in excess of the indemnification and advancement otherwise permitted by the General Corporation Law, subject only to limits created by applicable Delaware law (statutory or nonstatutory), with respect to actions for breach of duty to a corporation, its stockholders and others.

(B) Repeal or Modification. Neither any amendment, repeal or modification of the foregoing provisions of this Article XI by the stockholders of this Company, nor the adoption of any provision of this Company’s Restated Certificate of Incorporation inconsistent with this Article XI, shall adversely affect any right or protection of an agent of the Company existing at the time of such amendment, repeal or modification.

IN WITNESS WHEREOF, the Company has caused this Restated Certificate of Incorporation to be signed by Lawrence Steinman, its President, as of July 31, 2002.

Tolerion, Inc.

/s/ Lawrence Steinman
Name:	Lawrence Steinman
Title:	President